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                                                                    Exhibit 23.2

                   [LETTERHEAD OF SHACHAK PEER REZNICK & CO.]



                       CONSENT OF INDEPENDENT ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of Geotek Communications, Inc. (the "Company") on Form S-3 of our report, dated March 26, 1996, with respect to the financial statements of Geotek Technologies Israel (1992) Ltd. (f/k/a PowerSpectrum Technology, Ltd.) as of December 31, 1995 and 1994, and for the years ended December 31, 1995 and 1994 and the fifteen month period ended December 31, 1993, which report is included in the annual report of the Company on Form 10-K for the fiscal year ended December 31, 1995.



Shachak Peer Reznick & Co.
Certified Public Accountants (Isr.)


January 30, 1997
Ramat Gan, Israel